PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Reports Fourth Quarter and Full Year 2008
Financial Results

Fourth Quarter 2008 Highlights:
•	Revenue of $99.7 million, up 23.6% year-over-year or up 30.9% on a constant currency basis
•	Net income of $11.3 million or $0.32 per diluted share, compared to a net loss of $5.4 million in fourth quarter 2007

Full Year 2008 Highlights:
•	Revenue of $423.4 million, up 45.5% year-over-year or up 46.4% on a constant currency basis
•	Net income of $24.0 million or $0.68 per diluted share, compared to a net loss of $0.1 million in 2007

WARSAW, Ind., February 24, 2009 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, announced today fourth quarter and full year 2008 financial results for the period ended January 3, 2009.

	Fourth Quarter			Full Year
(in millions, except share data)	2008	2007	Change	2008	2007	Change
Revenue	$99.7	$80.7	24%	$423.4	$290.9	46%
Operating Income	9.5	3.6	166%	42.0	13.1	221%
Net Income	11.3	(5.4)	311%	24.0	(0.1)	Fav
EPS (Diluted)	$0.32	$(0.16)	300%	$0.68	$-	Fav

Revenue by Product:
Instruments	$44.4	$28.5	56%	$177.5	$79.1	124%
Implants	29.6	23.2	27%	122.6	96.9	27%
Cases	18.5	19.2	-3%	86.4	77.2	12%
Other	7.2	9.8	-27%	36.9	37.8	-2%
Total Revenue	$99.7	$80.7	24%	$423.4	$290.9	46%

Symmetry Medical Reports Fourth Quarter and Full Year 2008 Financial Results	Page 2

Revenue for the fourth quarter 2008 was $99.7 million, up 23.6% or up 30.9% assuming foreign exchange rates in 2008 consistent with those experienced in 2007 (“a constant currency basis”) from $80.7 million reported in the fourth quarter 2007. Fourth quarter 2008 revenue included an incremental $12.9 million from the Company’s New Bedford, Massachusetts manufacturing facility, which was acquired from DePuy Orthopaedics, Inc. in January 2008. Excluding this acquisition, the Company achieved organic revenue growth of 7.7% or 15.0% on a constant currency basis over the fourth quarter of 2007.

Gross profit for the fourth quarter 2008 was $23.3 million, an increase of 57.4% from $14.8 million for the fourth quarter 2007. Gross margin percentage for the fourth quarter 2008 was 23.4% compared to a gross margin percentage of 18.4% in the same period last year and 22.9% in the third quarter 2008. Excluding the Sheffield, UK operating unit, gross margin was 26.2% in the fourth quarter 2008 and 27.4% in the third quarter 2008.

Selling, general and administrative expenses were $13.9 million for the fourth quarter 2008, compared to $11.3 million in the fourth quarter 2007. The two primary drivers for the year-over-year increase include non-cash stock based compensation and the addition of the New Bedford facility which was acquired in January 2008.

Operating income for the fourth quarter of 2008 was $9.5 million compared to $3.6 million for the fourth quarter 2007. Operating margin for the fourth quarter 2008 was 9.5%, an increase from 4.4% for the fourth quarter 2007.

Net income for the fourth quarter 2008 was $11.3 million, or $0.32 per diluted share, compared to a net loss of $5.4 million, or $(0.16) per diluted share, for the fourth quarter of 2007. The net impact of various tax items on the fourth quarter 2008 results was $6.9 million or $0.20 per diluted share, made up of income tax benefits primarily from the realization of losses on the Company’s initial investment in the Sheffield, UK operations partially offset by additional tax provisions for uncertain tax positions worth $8.7 million. Fourth quarter net income was also adversely impacted by the provision of $1.8 million for tax valuation allowances associated with the Company’s UK operations.

2008 full year revenue was $423.4 million, a 45.5% increase or a 46.4% increase on a constant currency basis over the full year 2007.  The Company achieved organic revenue growth of 23.4% or 24.3% on a constant currency basis over the full year 2007. Gross margin percentage for the full year 2008 was 23.7% compared to 18.1% for 2007. Excluding the Sheffield operations, full year 2008 gross margin was 28.2%. Net income for the full year 2008 was $24.0 million, or $0.68 per diluted share, compared to a net loss of $0.1 million for the full year 2007. The net impact of the various tax items on the full year results was a favorable $5.0 million or $0.14 per diluted share, made up of income tax benefits primarily from the realization of losses on the Company’s initial investment in the Sheffield, UK operations partially offset by additional tax provisions for uncertain tax positions worth $8.0 million. Full year net income was also adversely impacted by the provision of $3.0 million for tax valuation allowances associated with the Company’s UK operations. Also impacting 2008 results is approximately $5.0 million non-recurring professional fees related to the Sheffield investigation.

The weighted average number of diluted shares outstanding during the fourth quarter of 2008 was 35,368,601.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “Fourth quarter results reflect the continuing strength of our business and position in the orthopedic industry, with revenue up 31% on a constant currency basis from 2007. Our bottom line was impacted by the favorable tax initiative that will have significant cash benefits.

Symmetry Medical Reports Fourth Quarter and Full Year 2008 Financial Results	Page 3

We are encouraged by the continuing improvement at our Sheffield, UK facility, the performance of our New Bedford facility which was well above expectations and the continued development of our Malaysia facility.”

Mr. Moore continued, “Looking forward into 2009, we have an optimistic outlook on the many opportunities that our strong market position offers.  However, given the current macroeconomic climate, we are managing the business on a conservative basis as we gauge the extent and breadth of the impact on the orthopedic arena.”

Financial Guidance
The following forward-looking estimates regarding 2009 earnings guidance are based on current market conditions and foreign currency comparisons. Actual results may differ materially, and we refer you to forward-looking statements located at the end of the press release.

For the full year 2009, the Company expects revenue to be in the range of $405 million to $420 million. On a constant currency basis, we expect a revenue increase of 2%-6% for the full year.  The Company currently expects full year 2009 earnings per diluted share in the range of $0.75 to $0.85. With regard to the Company’s Sheffield, UK unit, the Company expects to incur smaller net operating losses during the first half 2009 prior to reaching operating profitability in the second half of 2009.

AAOS
Symmetry Medical will be participating in the American Academy of Orthopedic Surgeons (AAOS) 2009 Annual Meeting in Las Vegas, NV, February 25 – March 1, 2009. Symmetry Medical products and technologies will be located at Booth 2659.

Conference Call
Symmetry Medical will host a conference all at 9:00 a.m. ET on February 24, 2009. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 713-8566 for domestic callers and (617) 597-5325 for international. The reservation number for both is 36114752. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through May 24, 2009. In addition, a telephonic replay of the call will be available until March 3, 2009. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 50628687.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Symmetry Medical Reports Fourth Quarter and Full Year 2008 Financial Results	Page 4

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business, which are not historical facts, may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," “anticipate,” “plan,” "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Reports Fourth Quarter and Full Year 2008 Financial Results	Page 5

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)
Revenue	$99,662	$80,662	$423,406	$290,922
Cost of Revenue	76,315	65,825	323,048	238,343

Gross Profit	23,347	14,837	100,358	52,579
Selling, general, and administrative expenses	13,866	11,274	58,340	39,484

Operating Income	9,481	3,563	42,018	13,095
Other (income) expense:
Interest expense	1,792	1,909	10,092	6,917
Derivatives valuation (gain)/loss	(1,419)	(1,100)	(2,460)	1,740
Other	293	5,768	2,874	(503)

Income before income taxes	8,815	(3,014)	31,512	4,941
Income tax expense	(2,502)	2,359	7,493	5,090

Net income	$11,317	$(5,373)	$24,019	$(149)

Net income per share:
Basic	$0.32	$(0.16)	$0.68	$-

Diluted	$0.32	$(0.16)	$0.68	$-

Weighted average common shares and equivalent shares outstanding:
Basic	35,196	35,134	35,170	35,089
Diluted	35,369	35,306	35,357	35,268

Symmetry Medical Reports Fourth Quarter and Full Year 2008 Financial Results	Page 6

Symmetry Medical Inc.
Consolidated Balance Sheets

	January 3,	December 29,
	2009	2007

	(In Thousands)
Assets:
Current Assets:
Cash and cash equivalents	$10,191	$12,089
Accounts receivable, net	52,845	42,992
Inventories	61,111	45,353
Refundable income taxes	6,610	6,516
Deferred income taxes	3,993	2,551
Derivative valuation asset	-	2
Other current assets	3,154	2,940
Total current assets	137,904	112,443
Property and equipment, net	115,045	100,424
Goodwill	153,521	141,985
Intangible assets, net of accumulated amortization	45,039	44,567
Other assets	1,728	1,011

Total Assets	$453,237	$400,430

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$26,929	$34,518
Accrued wages and benefits	12,784	10,922
Other accrued expenses	5,186	8,096
Income tax payable	2,637	2,394
Derivative valuation liability	-	74
Deferred income taxes	-	407
Revolving line of credit	2,495	6,511
Current portion of capital lease obligations	1,034	2,487
Current portion of long-term debt	16,900	10,900

Total current liabilities	67,965	76,309
Deferred income taxes	18,131	12,136
Derivative valuation liability	3,771	1,917
Capital lease obligations, less current portion	3,356	4,032
Long-term debt, less current portion	107,600	68,500

Total Liabilities	200,823	162,894

Commitments and contingencies (Note 15)

Shareholders' Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued January 3, 2009—35,801; December 29, 2007—35,444; December 30, 2006—35,107)	4	4
Additional paid-in capital	275,890	272,623
Accumulated deficit	(21,507)	(45,526)
Accumulated other comprehensive income	(1,973)	10,435

Total Shareholders' Equity	252,414	237,536

Total Liabilities and Shareholders' Equity	$453,237	$400,430